EXHIBIT 10.26

SUMMARY OF COMPENSATION

FOR DIRECTORS OF

AIRNET SYSTEMS, INC.

Directors of AirNet Systems, Inc. (“AirNet”) who are not officers or employees of AirNet (“Non-Employee Directors”) are paid fees for their services as members of the Board of Directors and as members of Board committees.  The quarterly fee paid in 2004 and to be paid in 2005 for serving as a Non-Employee Director was and remains $6,000.  The fee for attending each meeting of the full Board of Directors in person was $2,000 in 2004 and continues to be the same amount in 2005.  The fee for attending telephonic meetings of the full Board was $2,000 in 2004.  At a meeting held on December 22, 2004, the Non-Employee Directors discussed, and on March 9, 2005, the Board of Directors affirmed that, effective for the telephonic meetings of the full Board held after January 1, 2005, the fee would be $1,000 for each meeting attended.

The fee for Audit Committee members was $2,000 per meeting attended in 2004, with the Chair of the Audit Committee receiving an additional $1,000 per meeting attended.  The fee for Compensation Committee members and Nominating and Corporate Governance Committee members was $1,000 per meeting attended in 2004, with the Chair of each of those Committees receiving an additional $2,000 for each meeting of the Committee attended.  At a meeting held on December 22, 2004, the Non-Employee Directors discussed, and on March 9, 2005, the Board of Directors affirmed that the fees for attending in person Committee meetings held after January 1, 2005 would remain the same as they had been in 2004; however, the fees for attending telephonic meetings of each Committee held after January 1, 2005 would be one-half (50%) of the amount of the fees for attending a meeting of the particular Committee in person.

As the lead director of AirNet, James E. Riddle received an additional quarterly fee of $6,000 for service in that capacity in 2004 and continues to receive that quarterly fee in 2005.

The Non-Employee Directors meet without management present in connection with each of the regularly scheduled meeting of the full Board and receive no meeting fees for attending such meetings.  To the extent the Non-Employee Directors determine to meet by telephone or in person other than in connection with a regularly scheduled Board Meeting they will receive $2,000 per meeting attended in person and $1,000 per telephonic meeting. AirNet’s Non-Employee Directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.

As an officer and employee of AirNet, Joel E. Biggerstaff receives no additional compensation for serving as a director of AirNet.

Effective May 27, 1998, AirNet established the AirNet Systems, Inc. Director Deferred Compensation Plan (the “Director Deferred Plan”).  The Director Deferred Plan as in effect on March 30, 2005 has previously been filed as Exhibit 10.7 to AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.  Voluntary participation in the Director Deferred Plan enables a Non-Employee Director of AirNet to defer all or a part of his director’s fees, including federal income tax thereon.  Such deferred fees may be credited to (1) a cash account where the funds will earn interest at the rate prescribed in the Director Deferred Plan, or (2) a stock account where the funds will be converted into a common share equivalent (determined by dividing the amount to be allocated to the Non-Employee Director’s stock account by the fair market value of AirNet’s common shares when the credit to the stock account is made).  In his deferral election, a Non-Employee Director will elect whether distribution of the amount in his account(s) under the Director Deferred Plan is to be made in a single lump sum payment or in equal annual installments payable over a period of not more than ten years.  Distributions will commence within 30 days of the earlier of (a) the date specified by a Non-Employee Director at the time a deferral election is made or (b) the date the Non-Employee Director ceases to so serve.  Cash accounts will be distributed in the form of cash and stock accounts will be distributed in the form of common shares or cash, as selected by AirNet.

Non-Employee Directors have been automatically granted options to purchase AirNet common shares in accordance with the terms of the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan (the “1996 Plan”).  The 1996 Plan as in effect on March 30, 2005 has previously been filed as Exhibit 10.1 to AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.  On March 7, 1997, each individual then serving as a Non-Employee Director was automatically granted an immediately exercisable option to purchase 2,000 AirNet common shares with an exercise price equal to the fair market value of the common shares on the grant date.  On August 19, 1998, each individual then serving as a Non-Employee Director was automatically granted an option to purchase 20,000 AirNet common shares with an exercise price equal to the fair market value of the common shares on the grant date.  Each option granted on August 19, 1998 became exercisable with respect to 20% of the common shares on each of the grant date and the first, second, third and fourth anniversaries of the grant date.

Pursuant to the 1996 Plan, each individual newly-elected or appointed as a Non-Employee Director from August 19, 1998 until June 4, 2004 was automatically granted an option to purchase 20,000 AirNet common shares effective on the date of his election or appointment to the Board.  In addition, on the first business day of each of the 2002, 2003 and 2004 fiscal years of AirNet, each individual who was then serving as a Non-Employee Director and had served for at least one full one-year term as a Non-Employee Director, was automatically granted an option to purchase 4,000 AirNet common shares.  All of these options were granted with an exercise price per share equal to the fair market value of the common shares on the grant date.  In addition, all of these options have vested and are to vest and become exercisable with respect to 20% of the common shares on each of the grant date and the first, second, third and fourth anniversaries of the grant date.

Each option granted to a Non-Employee Director under the 1996 Plan since August 18, 1999, will become fully exercisable if the Non-Employee Director retires from service as an AirNet director, becomes totally disabled or dies, or if AirNet merges with another entity and AirNet is not the survivor in the merger, or if all or substantially all of AirNet’s assets or stock is acquired by another entity.

Each option granted to a Non-Employee Director under the 1996 Plan has a ten-year term.  If a Non-Employee Director ceases to be a member of the Board, his vested options may be exercised for a period of three months (12 months in the case of a Non-Employee Director who becomes disabled or dies) after the date his service ends, subject in each case to the stated terms of the options.  However, a Non-Employee Director who ceases to be a director after having been convicted of, or pled guilty or nolo contendere to, a felony immediately forfeits his options.

Following the approval of the AirNet Systems, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) by the shareholders of AirNet at the 2004 Annual Meeting of Shareholders held on June 4, 2004, no further option grants have been or will be made to the Non-Employee Directors under the 1996 Plan.

The 2004 Plan as in effect on March 30, 2005 has been filed as Exhibit 10.1 to AirNet’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.  Under the 2004 Plan, each individual newly-elected or appointed as a Non-Employee Director after June 4, 2004 is to be granted an option to purchase 20,000 AirNet common shares effective on the date of his election or appointment to the Board.  In addition, on the first business day of each fiscal year of AirNet, each individual who is then serving as a Non-Employee Director and has served for at least one full one-year term as a Non-Employee Director, is to be automatically granted an option to purchase 4,000 AirNet common shares.  However, each of the individuals serving as a Non-Employee Director on January 3, 2005 (the first business day of the fiscal year ending December 31, 2005), determined not to accept the option to purchase 4,000 AirNet common shares which would have been automatically granted to him on that date.

Any options automatically granted in the future to Non-Employee Directors under the 2004 Plan will vest and become exercisable as to 20% of the common shares on each of the grant date and the first, second, third and fourth anniversaries of the grant date and will have an exercise price per share equal to the fair market value of the underlying common shares on the grant date.  Each such option will become fully exercisable if the Non-Employee Director retires from service as an AirNet director after having served at least one full one-year term, becomes totally disabled or dies or if AirNet undergoes a merger or consolidation or reclassification of the common shares or the exchange of the common shares for the securities of another entity (other than a subsidiary of AirNet) that has acquired AirNet’s assets or which is in control of an entity that has acquired AirNet’s assets.

Each option automatically granted in the future to a Non-Employee Director under the 2004 Plan will have a ten-year term.  If a Non-Employee Director ceases to be a member of the Board, his vested options may be exercised for a period of three months (24 months in the case of a Non-Employee Director who becomes disabled, dies or retires) after the date his service ends, subject in each case to the stated terms of the options.  However, if a Non-Employee Director’s service as a director is terminated for cause, he will immediately forfeit his options.